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eMagin Corporation Announces Fourth Quarter and Full Year 2019 Results

Revenue was $7.3 million and $26.7 million in the fourth quarter and for the full year of 2019

Operational improvements and cost reduction efforts yield positive results

Enters 2020 with approximately $11.7 million in backlog

HOPEWELL JUNCTION, N.Y. – March 10, 2020 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution near-eye imaging products, today announced results for fourth quarter and full year 2019.

 “We made significant progress on several fronts in 2019.  From an operational perspective, the concerted effort by our entire workforce focused on production improvements and efficiencies, which led to improved manufacturing yields and production throughput as production volumes increased over 50% during the second half of 2019.  Our R&D engineers and our manufacturing team have done an outstanding job and are committed to further  identifying and implementing improvements to enhance our manufacturing processes,” commented CEO Andrew G. Sculley.

“Our cost reduction efforts which we started in the third quarter and continued into the fourth resulted in a 21% operating expense reduction on a year-over-year basis.  The result is that our net loss was $205,000 or essentially break-even on a per share basis in the fourth quarter as compared to a loss of $2.5 million or $0.05 cents per share in the comparable period last year.  Although it will take a few more quarters to realize the full benefit of the initiatives being put in place, we are very pleased with the progress we have made to date and our performance in the second half of the year.”

“From a demand perspective, we also see positive trends.  For the fourth quarter, total revenue increased to $7.3 million or 35% over the prior year period.  Our contract revenue was more than double from a year ago due to multiple contracts including one for the planned F-35 display improvements and a new project for a consumer electronics customer.”

“We had record bookings in the fourth quarter, exceeding $15 million, which led to a 75% increase in our backlog from the third quarter of 2019.  At December 31, 2019, our backlog of open orders was $14.6 million, including $11.7 million scheduled for delivery through December 31, 2020.   Despite our substantial backlog, we expect first quarter 2020 revenue to be lower year-over-year due to the timing of certain military orders. However, we anticipate stronger revenue in subsequent quarters and expect an overall increase in revenue for 2020,” continued Mr. Sculley.

“As the year ended, we continued to see strong demand and recognition for our OLED microdisplays.  We were awarded the Enhanced Military Capability award as part of the Defense Manufacturing Technology Achievement Awards.  This acknowledgement reflects the innovative OLED technology work that we achieved in a joint project with the U.S. Army Research, Development and Engineering Command, and the Night Vision Electronic Sensors Directorate (NVESD). Additionally, in December, we received two significant orders from prime contractors for our displays totaling $9.9 million and another to support the delivery of the F-35 Helmet Mounted Display Systems for $1.4 million.”

“We remain on target to achieve 10,000 nits brightness by the end of the second quarter.  As we had mentioned previously, the U.S. military has requested 25,000 nits brightness which we expect to reach within three years and are pursuing government funding to help support this effort.”

“Finally, during the fourth quarter, we received 80 orders, of which 3 were from new customers, and supplied product for 23 new programs.  We are pleased to announce that we started a new consumer related development project for a next generation display, as well as 2 orders from existing medical customers,” concluded Mr. Sculley.

Fourth Quarter Results

Revenues for the fourth quarter of 2019 were $7.3 million, an  increase of $1.9 million from revenues of $5.4 million reported in the prior year period, and a slight decrease of $0.6 million from the third quarter of 2019.

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Product revenues for the fourth quarter of 2019 were $6.8 million, an increase of $1.6 million from product revenues of $5.2 million reported in the prior year period, and a slight decrease of $0.5 million compared to the third quarter of 2019. The year-over-year increase in product revenue was due primarily to growth in display revenues from customer demand coupled with higher production volumes as a result of increases in throughput and manufacturing yields.    Contract revenues were  $0.6 million compared to $0.2 million reported in the prior year period due to multiple projects.

Gross margin for the fourth quarter was 36% on gross profit of $2.7 million compared to a gross loss of $0.5 million in the prior year period.  The higher gross profit in the quarter is due to higher product revenues compared to the year ago quarter when there were production challenges as well as the impact on cost of goods sold of a 20% reduction in senior management compensation effective October 2019.

Operating expenses for the fourth quarter of 2019, including R&D expenses, were $2.8 million as compared to $3.7 million reported in the prior year period.  Operating expenses as a percentage of sales were 38% in the fourth quarter of 2019 compared to 69%  reported in the prior year period.  R&D expenses were lower in the fourth quarter, primarily reflecting lower internal R&D activity as we focused on production and yield improvements.  SG&A expenses were lower in the fourth quarter versus the year ago period due to lower spending on professional services, legal fees, and lower travel and other discretionary expenses.  Both SG&A and R&D expenses in the fourth quarter also were lower due to the impact of the October 2019, 20% reduction in senior management compensation.

Operating loss for the fourth quarter of 2019 was $0.1 million compared to an operating loss of $4.2 million in the prior year period.  Net loss for the fourth quarter of 2019 was $0.2 million or essentially break-even on a per share basis compared to a loss of $2.4 million or $0.05 per share in the prior year period.  The 2018 fourth quarter net loss benefitted from a $1.8 million change in the fair value of the warrant liability, which was immaterial in the 2019 fourth quarter.

Adjusted EBITDA the fourth quarter was $0.5 million compared to a negative $3.6 million in the prior year period.

Full Year Results

Revenues for 2019 were $26.7 million, up 2% from the $26.2 million in 2018. Product revenues totaled $24.6 million, representing a 5% increase from $23.3 million in 2018,  due primarily to customer demand coupled with increase in throughput and manufacturing yields. R&D contract revenues totaled approximately $2.1 million as compared to $2.9 million in 2018.  Revenues in the first half of 2019 were impacted by production issues that were resolved beginning in the third quarter of 2019.  The decrease in R&D contract revenue was mainly the result of the completion of several commercial and US Government R&D contracts, in 2019.

Gross margin for 2019 was 25%,  compared to 15% in 2018. The gross margin for 2018 included an impairment charge of $2.7 million related to the Consumer Night Vision Business. Excluding the impairment charge, the total gross margin was 25%.

Operating expenses for 2019, including R&D expenses, were $12.3 million compared to $15.7 million in 2018.  The majority of the decrease was due to lower R&D expenses for company-funded work related to the Company’s direct patterning technology product and process development and resources expended on improving manufacturing processes. During 2018 there was higher spending on professional services related to contract negotiations with prospective consumer electronics and manufacturing partners.

Operating loss for the full year 2019 was $5.6 million versus $11.7 million in 2018. Net loss for the full year 2019 was $4.3 million, or $0.09 per diluted share. This compares to a net loss of $9.5 million or $0.21 per diluted share in 2018.

As of December 31, 2019, the Company had cash, cash equivalents and working capital of $3.5 million and $8.8 million, respectively, and borrowings and availability under the ABL Facility of $2.9 million and $1.2 million,

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respectively. In addition, in December 2019, the Company entered into an At the Market sales agreement with H.C. Wainwright & Co. for the sale of common stock.

Conference Call Information

eMagin will hold a Webcast at 9:00 am (New York time) on March 10, 2020 to discuss its fourth quarter results.  To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com. An archive of the webcast will be available one hour after the live call.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products for military, industrial, medical and consumer applications.  More information about eMagin is available at www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC.  For a more complete description of the risks factors that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

CONTACT

eMagin Corporation

Mark A. Koch, Acting Chief Financial Officer

845-838-7951

mkoch@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com

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eMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$3,515	$3,359
Accounts receivable, net	3,966	3,186
Unbilled accounts receivable	155	224
Inventories	8,832	8,582
Prepaid expenses and other current assets	1,130	875
Total current assets	17,598	16,226
Equipment, furniture and leasehold improvements, net	8,100	8,921
Operating lease right - of - use assets	3,729	—
Intangibles and other assets	160	269
Total assets	$29,587	$25,416

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,302	$2,024
Accrued compensation	1,778	1,634
Revolving credit facility, net	2,891	—
Common stock warrant liability	23	1,497
Other accrued expenses	1,401	1,827
Deferred revenue	277	38
Operating lease liability - current	775	—
Other current liabilities	342	427
Total current liabilities	8,789	7,447
Finance lease liability - long term	24	—
Operating lease liability - long term	3,067	—
Total liabilities	11,880	7,447

Commitments and contingencies (Note 9)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2019 and 2018.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 50,250,378 shares, outstanding 50,088,312 shares as of December 31, 2019 and issued 45,323,339 shares, outstanding 45,161,273 shares as of December 31, 2018.	50	45
Additional paid-in capital	258,767	254,736
Accumulated deficit	(240,610)	(236,312)
Treasury stock, 162,066 shares as of December 31, 2019 and 2018.	(500)	(500)
Total shareholders’ equity	17,707	17,969
Total liabilities and shareholders’ equity	$29,587	$25,416

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eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:

Product	$6,803	$5,195	$24,589	$23,322
Contract	531	240	2,137	2,913
Total revenues, net	7,334	5,435	26,726	26,235

Cost of revenues:

Product	4,338	5,541	18,775	17,797
Contract	320	365	1,223	1,754
Impairment of Consumer Night Vision Business inventory	—	—	—	2,690
Total cost of revenues	4,658	5,906	19,998	22,241

Gross profit	2,676	(471)	6,728	3,994

Operating expenses:

Research and development	1,105	1,753	5,048	6,694
Selling, general and administrative	1,696	1,985	7,251	8,967
Total operating expenses	2,801	3,738	12,299	15,661

Loss from operations	(125)	(4,209)	(5,571)	(11,667)

Other income (expense):
Change in fair value of common stock warrant liability	23	1,807	1,474	2,194
Interest expense, net	(103)	(57)	(201)	(69)
Total other income	(80)	1,750	1,273	2,125
Loss before provision for income taxes	(205)	(2,459)	(4,298)	(9,542)
Income taxes	—	—	—	—

Net loss	$(205)	$(2,459)	$(4,298)	$(9,542)

Loss per share, basic	$—	$(0.05)	$(0.09)	$(0.21)
Loss per share, diluted	$—	$(0.05)	$(0.09)	$(0.21)

Weighted average number of shares outstanding:

Basic	49,317	45,161	48,133	44,429

Diluted	49,317	45,161	48,133	44,429

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eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(4,298)	$(9,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,046	1,989
Change in fair value of common stock warrant liability	(1,474)	(2,194)
Impairment of Consumer Night Vision Business inventory	—	1,270
Impairment of Consumer Night Vision Business tooling	—	76
Stock-based compensation	551	610
Amortization of operating lease right-of-use assets	538	—
Changes in operating assets and liabilities:
Accounts receivable	(780)	1,342
Unbilled accounts receivable	69	183
Inventories	(250)	(2,632)
Prepaid expenses and other current assets	(255)	453
Deferred revenues	239	(727)
Operating lease liabilities	(530)	—
Accounts payable, accrued expenses, and other current liabilities	(966)	2,793
Net cash used in operating activities	(5,110)	(6,379)
Cash flows from investing activities:
Purchase of equipment	(1,110)	(2,296)
Net cash used in investing activities	(1,110)	(2,296)
Cash flows from financing activities:
Borrowings (repayments) under revolving line of credit, net	2,891	(3,808)
Proceeds from public offering, net	3,476	12,172
Proceeds from warrant exercise, net	—	46
Proceeds from exercise of stock options	9	98
Net cash provided by financing activities	6,376	8,508
Net increase (decrease) in cash and cash equivalents	156	(167)
Cash and cash equivalents, beginning of period	3,359	3,526
Cash and cash equivalents, end of period	$3,515	$3,359

Cash paid for interest	$177	$106
Cash paid for income taxes	$—	$—

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Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”).  The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial information appears below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(205)	$(2,459)	$(4,298)	$(9,542)
Non-cash compensation	96	98	551	610
Change in fair value of common stock warrant liability	(23)	(1,807)	(1,474)	(2,194)
Depreciation and intangibles amortization expense	483	486	1,963	1,906
Interest expense	103	57	201	69
Adjusted EBITDA	$454	$(3,625)	$(3,057)	$(9,151)